Exhibit 99.2

Marina Biotech Announces Pricing of Public Offering

Bothell, WA, May 17, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today announced the pricing of an underwritten public offering of 22,318,500 units at a price to the public of $0.31 per unit, for gross proceeds of approximately $6.9 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Each unit consists of one share of common stock and one Series A warrant to purchase one share of common stock. The Series A warrants have an exercise price of $0.39 per share and are exercisable beginning one year and one day from the date of issuance, but only if our stockholders approve an increase in our authorized common stock and will expire on the fifth anniversary of the date they first become exercisable. In addition the Company is offering 22,318,500 Series B warrants, each to purchase one unit. The Series B warrants are exercisable immediately at an initial exercise price of $0.31 per Unit, subject to adjustment. Beginning at the close of business on the 30th trading day following the date of issuance of the Series B warrants, and effective beginning on the third trading day immediately preceding such 30th trading day, the Series B warrants will be exercisable at a per Unit exercise price equal to the lower of (i) the then-effective exercise price per Unit and (ii) 80% of the closing bid price of the Common Stock on The NASDAQ Global Market on such 30th trading day. The Series B warrants will expire at the close of business on the 35th trading day following the date of issuance. If fully exercised at $0.31 per Unit, the Series B warrants will result in the issuance of an additional 22,318,500 shares of common stock and Series A warrants exercisable for an additional 22,318,500 shares of common stock being issued for additional gross proceeds of approximately $6.9 million with total gross proceeds of approximately $13.8 million. The offering is expected to close on or about May 20, 2011, subject to customary closing conditions.

Roth Capital Partners acted as the sole manager for the offering.

Marina Biotech intends to use the net proceeds of this offering for the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial Adenomatous Polyposis (FAP) and for general corporate purposes, including working capital and operational purposes, including pre-clinical development.

The securities are being offered by Marina Biotech pursuant to an S-1 registration statement filed with and declared effective by the Securities and Exchange Commission (“SEC”) on May 11, 2011. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Roth Capital Partners, LLC Equity Capital Markets, 24 Corporate Plaza, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of RNA interference- (RNAi) and RNA-based therapeutics. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech has recently entered an exclusive agreement with the Debiopharm Group. for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi and RNA-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com